Exhibit 24
CONFIRMING STATEMENT
This Statement confirms that the undersigned, James C. Clarke, has authorized and designated John L. Plueger and Grant A. Levy, and each of them acting alone, to execute, acknowledge, deliver and file on the undersigned’s behalf any and all filings required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Section 16 of the Exchange Act, and the rules and regulations thereunder, and requisite documents in connection with such filings, respecting securities of Air Lease Corporation, a Delaware corporation (the “Company”), including but not limited to Forms 3, 4, and 5 under the Exchange Act (including any amendments thereto), that the undersigned may be required to file with the U.S. Securities and Exchange Commission. The authority of John L. Plueger and Grant A. Levy under this Statement shall continue until the undersigned is no longer required to make such filings in respect of securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that neither John L. Plueger nor Grant A. Levy is assuming any of the undersigned’s responsibilities to comply with the Exchange Act, including Section 16 thereof.

Date: April 8, 2011	/s/ James C. Clarke
James C. Clarke